Exhibit 99

Contact:    David W. Sharp
(713) 361-2630

Horizon Announces Refinancing and Updates Earnings Guidance

Houston, Texas (July 17, 2003)—Horizon Offshore, Inc. (NASDAQ: HOFF) today announced it has secured $55 million in additional secured asset based financing from three lenders. The proceeds were used to repay the Company's $14.2 million loan from GMAC Business Credit, LLC and the remaining proceeds will be used to provide working capital to support operations. Horizon’s Chief Financial Officer, David W. Sharp, commented, "This restructuring of our debt has allowed us to take better advantage of the equity in our equipment and will provide us additional operating liquidity."

Horizon obtained a $35 million loan with a seven-year term from Boeing Capital Corporation. The Company also has obtained a $15.0 million loan with a one-year term from Elliott Associates, L.P., which together with Elliott International, L.P. owns 15.8% of the Company's outstanding common stock. Additionally, Horizon increased its existing revolving credit facility with CIT Group / Equipment Financing, Inc. by $5.0 million. The additional $5.0 million advance is due October 31, 2003.

The Company’s credit facilities contain customary default provisions and some require the Company to maintain certain financial ratios. As a result of Horizon’s increased debt and the depressed demand for marine construction services in the U.S. Gulf of Mexico, the Company will be required to obtain amendments to certain loan agreements.

In addition, Horizon announced updated earnings guidance for its projected net loss for the second quarter. Horizon expects to report a net loss of between $3.4 million ____ and $4.3 million, or $0.13 and $0.16 per share, for the quarter ended June 30, 2003. The expected loss will be net of the effect of a research and development tax credit between approximately $2.5 million and $3.0 million. Previous guidance was for a net loss of between $0.10 and $0.12 per share, excluding the effect of the tax credit. The increase in the size of the estimated loss is due partially to higher interest and costs associated with the Company’s refinancing, as well as a significant decrease in actual vessel utilization compared to forecast utilization, due to schedule slippage in several major projects in West Africa and the U.S. Gulf of Mexico.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: Pemex’s approval of claims and the outcome of related settlement agreements; the Company’s ability to manage liquidity and financing requirements pending the collection of receivables and claims from Pemex; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company’s filing with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward–ooking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.